Exhibit 12.1

CrowdCheck Law LLP

700 12th Street NW, Suite 700

Washington, DC 20005

October 30, 2026

Board of Directors

Elf Labs, Inc.

1111 Brickell Ave, 10th Floor,

Miami, Florida 33131

To the Board of Directors:

We are acting as counsel to Elf Labs, Inc. (the “Company”) with respect to the preparation and filing of an offering statement on Form 1-A. The offering statement covers the contemplated sale of up to 24,654,156 shares of Class B Common Stock, including up to 4,109,026 shares of Class B Common Stock as bonus shares (“Bonus Shares”). Of the total number of shares, up to 16,518,285 shares of Class B Common Stock and the Bonus Shares are to be issued by the Company (together, the Company Shares”) and up to 4,026,845 shares of Class B Common Stock are to be sold by certain selling stockholders (the “Selling Stockholder Shares”).

In connection with the opinion contained herein, we have examined the offering statement, the Amended and Restated Certificate of Incorporation and bylaws, the resolutions of the Company’s board of directors and stockholders, as well as all other documents necessary to render an opinion. In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such copies.

We are opining herein as to the effect on the subject transactions only of the laws of the State of Delaware, and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction, including federal law.

Based upon the foregoing, we are of the opinion that (a) the Company Shares being sold pursuant to the offering statement are duly authorized and will be, when issued in the manner described in the offering statement, legally and validly issued, fully paid and non-assessable and (b) the Selling Stockholder Shares to be sold by the selling stockholders are validly issued, fully paid and nonassessable.

No opinion is being rendered hereby with respect to the truth and accuracy, or completeness of the offering statement or any portion thereof.

We further consent to the use of this opinion as an exhibit to the offering statement.

Yours truly,

/s/ CrowdCheck Law LLP

CrowdCheck Law LLP